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                            CERTIFICATE OF AMENDMENT
                                       TO
                              DECLARATION OF TRUST
                                       OF
                      KIDDER, PEABODY INVESTMENT TRUST III

     The undersigned, constituting a majority of the Trustees of Kidder, Peabody Investment Trust III (the 'Trust'), a Massachusetts business trust, hereby certify pursuant to Section 8.3 of Article VIII of the Declaration of Trust of KIDDER, PEABODY INVESTMENT TRUST III, that the Trustees of the Trust have duly adopted the following amendment to the Declaration of Trust of the Trust dated the 8th day of April, 1993 (the 'Declaration').

     VOTED: that the Declaration be amended to change the name of the Series of the Trust previously designated in Section 5.11 of the Declaration from KIDDER, PEABODY SMALL CAP GROWTH FUND to KIDDER, PEABODY SMALL CAP EQUITY FUND.

     IN WITNESS WHEREOF, the undersigned, constituting a majority of the Trustees of the Trust, have signed this Certificate of Amendment in duplicate and have caused a duplicate original to be lodged among the records of the Trust as required by Article VIII of the Declaration of Trust, as of the 30th day of August, 1993.


DAVID J. BEAUBIEN
 ........................................   .....................................
David J. Beaubien                          Carl W. Schafer


 ........................................   .....................................
Thomas R. Jordan                           George V. Grune, Jr.


 ........................................   .....................................
William W. Hewitt, Jr.                     Russell J. Johnson